Exhibit 10.5

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) dated as of the last date provided for on the signature page herein (the “Effective Date”), is entered into between SELENIX LLC, a Virginia limited liability company (“Selenix”), with a place of business at 1640 Roanoke Blvd., Salem, Virginia 24153, and ETON PHARMACEUTICALS, INC., a Delaware corporation (“Eton”), with a place of business at 12264 El Camino Real, Suite 350, San Diego, California 92130. The parties hereby agree as follows:

1.          Definitions. For the purposes of this Agreement, the following terms shall have the respective meanings set forth below and grammatical variations of such terms shall have corresponding meanings:

1.1           “Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, more than fifty percent (50%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever.

1.2           “Assets” shall mean, collectively, (a) the Technology; (b) all discoveries, inventions, technology, compositions, formulations, samples, components, processes, standards, methods, procedures and techniques relating thereto; (c) all formulae, data, information, results of experimentation and testing, and other know-how, whether or not patentable or copyrightable, relating thereto; (d) all product registrations and applications therefor relating thereto; (e) all Contracts (as defined in Section 3.7); and (f) all intellectual property rights and other assets relating thereto; in each case, that is owned or controlled by, or is in the possession of Selenix.

1.3           “Encumbrance” or “Encumbrances” shall mean any encumbrance, lien, charge, hypothecation, pledge, mortgage, adverse claim, option, preemptive right, or other security interest of any nature, or any contract, covenant, arrangement, agreement, instrument or commitment to create any of the foregoing.

1.4           “FDA” shall mean the Food and Drug Administration of the United States or any successor thereto.

1.5           “First Commercial Sale” shall mean, with respect to any Product, the first sale of such Product after all applicable marketing and pricing approvals (if any) have been granted by the FDA.

1.6           “GAAP” shall mean United States generally accepted accounting principles.

1.7           “Gross Sales” shall mean the gross sales price of Products invoiced by Eton or its Affiliates to customers who are not Affiliates (or are Affiliates but are the end users of such Product).

1.8           “Knowledge of Selenix” or “Selenix’s Knowledge” shall mean the actual knowledge of any director, officer, or employee of Selenix and the Knowledge such individuals would reasonably be expected to obtain in the course of diligently performing his or her duties for Selenix and/or making a reasonable inquiry into the matters contemplated by this Agreement.

1.9           “Legal Recovery Amount” shall mean all legal costs and expenses (including attorneys’ fees and costs) incurred by Eton or its Affiliates in connection with the development, commercialization, obtaining and maintaining regulatory approvals, or other exploitation or use of the Assets or Product, or the preparation, prosecution, maintenance, enforcement, defense, licensing, commercialization or other exploitation of any intellectual property related thereto.

1.10         “Licensee” shall mean a Third Party to whom Eton or its Affiliate has granted a license, immunity or other right under any intellectual property rights within the Assets to offer to sell, sell or otherwise commercialize one or more Products, provided such license has not expired or been terminated.

1.11         “NDA” shall mean a New Drug Application, or similar application for marketing approval of a Product submitted to the FDA.

1.12         “Net Licensing Revenues” shall mean the aggregate cash consideration received by Eton or its Affiliates in consideration for the grant by Eton or its Affiliates to a Licensee of a license, immunity or other right under any intellectual property rights within the Assets to offer to sell, sell or otherwise commercialize a Product (excluding amounts received to reimburse Eton or its Affiliates for research, development or similar services conducted for Products, in reimbursement of out-of-pocket expenses relating to Products, or in consideration for the purchase of any debt or securities of Eton or its Affiliates).

1.13         “Net Receipts” shall mean the aggregate of Net Sales and Net Licensing Revenues in excess of the Legal Recovery Amount.

1.14         “Net Sales” shall mean the Gross Sales less (a) credits, allowances, discounts and rebates to, and chargebacks from the account of, such customers; (b) freight and insurance costs in transporting Products; (c) cash, quantity and trade discounts, rebates and other price reductions for Products; (d) sales, use, value-added and other direct taxes; (e) customs duties, tariffs, surcharges and other governmental charges incurred in exporting or importing Products; (f) an allowance for uncollectible or bad debts determined in accordance with generally accepted accounting principles; (g) the fully-burdened cost of goods sold determined in accordance with generally accepted accounting principles; and (h) the cost of promotion, marketing, distribution and sales (including applicable sales commissions and related payments), if any.

1.15         “Payment Period” shall mean the period beginning on the Effective Date and ending ten (10) years thereafter.

1.16         “Person” shall mean any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group of any of the foregoing.

1.17         “Product” shall mean any product, in any form or formulation for injectable administration, containing a concentration of *** (equivalent to ***) of *** (***).

1.18         “Tax” or “Taxes” shall mean any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including but not limited to health, unemployment and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts and any obligation under any agreement or arrangement with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.

1.19         “Technology” shall mean, collectively, Product together with all methods of manufacture or use thereof.

1.20         “Third Party” shall mean any Person other than Eton, Selenix or their respective Affiliates.

2.          Purchase and Sale of the Assets.

2.1           Assets. Subject to the terms and conditions of this Agreement, Eton hereby agrees to, and hereby does, purchase from Selenix, and Selenix hereby agrees to, and hereby does, sell, convey, transfer and assign to Eton, on the Effective Date, all of Selenix’s right, title and interest in and to the Assets. Concurrently with the execution of this Agreement, Selenix shall deliver all required consents to Contracts (as defined in Section 3.7) as set forth on Exhibit A. To the extent necessary to comply with applicable privacy laws, Selenix shall have the right to redact patient identifying information from any data or information transferred to Eton.

2.2           No Assumption of Liabilities. Eton shall not be obligated to assume or perform and is not assuming or performing any liabilities or obligations of Selenix which relate to Selenix’s ownership of the Assets prior to the Effective Date or otherwise, whether known or unknown, fixed or contingent, certain or uncertain, and regardless of when they are or were asserted, and Selenix shall remain responsible for and shall promptly pay such liabilities.

***Text has been omitted pursuant to Registrant’s confidential treatment request filed with the Securities and Exchange Commission (“Commission”) pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.  The omitted text has been filed separately with the Commission.

2.3           Transfer Documents. At such time as reasonably requested by Eton on or after the Effective Date, Selenix shall duly execute and deliver to Eton such additional bills of sale, assignment or other title transfer documents and instruments as reasonably requested by Eton evidencing the sale, conveyance, transfer and assignment of the Assets in accordance with this Agreement.

3.          Representations and Warranties of Selenix. Selenix hereby represents and warrants to Eton, except as indicated on the disclosure schedules attached to this Agreement, as follows:

3.1           Authority and Binding Effect. Selenix has the full power and authority to execute and deliver this Agreement and other documents and instruments contemplated hereby. This Agreement and other documents and instruments contemplated hereby, and the consummation by Selenix of its obligations contained herein and therein, have been duly authorized by all necessary actions of Selenix, and this Agreement and other documents and instruments contemplated hereby have been duly executed and delivered by Selenix. This Agreement and other documents and instruments contemplated hereby are valid and binding agreements of Selenix, enforceable against Selenix in accordance with their respective terms.

3.2           Organization and Standing. Selenix is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Virginia. Selenix is qualified to do business in each jurisdiction where such qualification is necessary. Selenix has the requisite power and authority to conduct its business as now conducted, to own the Assets and to use such Assets in the conduct of its business. Selenix does not have, and has not at any time had, any Affiliates.

3.3           Assets.

3.3.1           Selenix has good and marketable title to each of the Assets, and each of the Assets is in Selenix’s possession and held or controlled by Selenix free and clear of any Encumbrances (including any distribution rights and royalty rights). All Assets are and will be fully transferable, alienable or licensable by Eton without restriction and without payment of any kind to any Third Party.

3.3.2           All Assets are currently in compliance with applicable legal requirements and are not subject to any unpaid fees or taxes or actions falling due within ten (10) days after the Effective Date.

3.3.3           To the extent that any Assets were originally owned or created by or for any Person other than Selenix, (a) Selenix has obtained the complete, unencumbered and unrestricted right to effect the transfer of the Assets from Selenix to Eton and confirms that such transfer does not violate any such right to transfer; (b) no Third Parties have retained or otherwise have any rights or licenses with respect to the Assets; and (c) to the Knowledge of Selenix, no valid basis exists for any such Person to challenge or object to this Agreement or the transactions contemplated herein.

3.3.4           Selenix has not transferred ownership of, or granted any license, immunity or other right, or authorized the retention of any rights to any Assets to any Person.

3.3.5           Selenix is not required to make or accrue any royalty, milestone or other similar payment to any Third Party in connection with any of the Assets.

3.3.6           Neither the Assets nor exploitation of the Assets, including development and commercialization of any Product, infringe or misappropriate the intellectual property of any Third Party.

3.3.7           Selenix has taken all reasonable precautions to protect the secrecy, confidentiality and value of all Assets that comprise know-how, trade secrets, confidential or proprietary information, data, process technology and plans.

3.3.8           All data, information, results of experimentation and testing within the Assets are accurate and complete in all respects.

3.4           Conflicts and Consents. The execution and delivery by Selenix of this Agreement and the consummation of the transactions contemplated hereby will not (a) result in the loss or impairment of any of the Assets or (b) conflict with (i) any provision of the charter document or bylaws of Selenix, each as amended to date, (ii) contracts, covenants, arrangements, agreements, instruments, commitments, purchase orders or licenses to which Selenix or any of its properties or assets (including intangible assets) is subject, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Selenix or any of its properties or assets (tangible and intangible). It is not necessary for Selenix to take any action or to obtain any approval, consent or release by or from any Third Party, governmental or other, to enable Selenix to enter into or perform its obligations under this Agreement.

3.5           Litigation and Proceedings. There is no claim, action, suit, proceeding or investigation (or any counter or cross-claim in an action brought by or on behalf of Selenix), whether at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, that is pending or, to Selenix’s Knowledge, threatened, against Selenix, which (a) could reasonably be expected to adversely affect Selenix’s ability to perform its obligations under this Agreement or complete any of the transactions contemplated hereby or (b) involves the possibility of any judgment or liability, or which may become a claim, against the Assets, Eton or its business. Selenix is not subject to any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over Selenix or any of the Assets that affects, involves or relates to the Assets.

3.6           Compliance with Law/Permits. Selenix is in compliance with all, and is not in violation of any, law, ordinance, order, decree, rule or regulation of any governmental agency or authority, the violation of or noncompliance with which could have a material adverse effect on Selenix. No unresolved (a) charges of violations of laws or regulations relating to Selenix’s business have been made or threatened, (b) proceedings or investigations relating to Selenix’s business are pending or have been threatened, and (c) citations or notices of deficiency have been issued or have been threatened, against Selenix relating to or arising out of its business by any governmental authorities.

3.7           Contracts. Exhibit A lists all contracts, covenants, arrangements, agreements, instruments, commitments, purchase orders or licenses to which Selenix is a party as of the date hereof which arise out of or relate to the Assets (the “Contracts”). Selenix is not in violation of or in default under (nor is there existing conditions which with the passage of time either giving of notice or both would cause such a violation or default under) any such Contract. Each such Contract is in full force and effect, and has a legal, valid and binding obligation on Selenix, and to Knowledge of Selenix, each of the other parties thereto, and is enforceable in accordance with its terms. Selenix has not received notice that it is in violation or breach of or in default under any such Contract. Except as set forth on Exhibit A, no such Contract has a provision that would require consent, notice or the payment of money or transfer of property as a result of the transactions contemplated herein.

3.8           No Debarment. Neither Selenix, its (sub)contractors, nor any of its or their officers, directors, employees or consultants, have been debarred by the FDA or other applicable governing health authority (or authorities), under any existing or prior law or regulation.

3.9           Full Disclosure. The representations and warranties made by Selenix in this Agreement and the schedules to be delivered pursuant to this Agreement do not contain any untrue statement of material fact or omit to state a material fact necessary to make any of them in the light of the circumstances in which they were made, not misleading.

4.          Representations and Warranties of Eton. Eton represents and warrants to Selenix as follows:

4.1           Authority and Binding Effect. Eton has the full corporate power and authority to execute and deliver this Agreement. This Agreement and the consummation by Eton of its obligations contained herein and therein, have been duly authorized by all necessary corporate actions of Eton, and this Agreement has been duly executed and delivered by Eton. This Agreement is a valid and binding agreement of Eton’s, enforceable against Eton in accordance with its terms.

4.2           Organization and Standing. Eton is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and Eton is qualified to do business in each jurisdiction where such qualification is necessary and where the failure to be so qualified would have a material adverse effect on Eton. Eton has the requisite corporate power and authority to conduct its business as now conducted.

4.3           Conflicts; Consents. The execution and delivery by Eton of this Agreement and the consummation of the transactions contemplated hereby, will not give rise to a Conflict with respect to (a) any provision of the certificate of incorporation or bylaws of Eton, each as amended to date, (b) contracts, covenants, arrangements, agreements, instruments, commitments, purchase orders or licenses to which Eton or any of its properties or assets (including intangible assets) is subject, or (c) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Eton or any of its properties or assets (tangible and intangible), except in any such case where it would not have a material adverse effect on Selenix’s rights under the Assets. It is not necessary for Eton to take any action or to obtain any approval, consent, or release by or from any Third Party, governmental or other, to enable Eton to enter into or perform its obligations under this Agreement.

4.4           Compliance with Law/Permits. Eton is in compliance with all, and is not in violation of any, law, ordinance, order, decree, rule or regulation of any governmental agency or authority, the violation of or noncompliance with which could have a material adverse effect on Selenix. No unresolved (a) charges of violations of laws or regulations relating to Eton’s business have been made or threatened, (b) proceedings or investigations relating to Eton’s business are pending or have been threatened, and (c) citations or notices of deficiency have been issued or have been threatened, against Eton relating to or arising out of its business by any governmental authorities, which have had or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on Eton.

5.          Financial Terms.

5.1           Initial Payment. Within two (2) business days following satisfaction of the condition precedent in Section 9.3, Eton shall pay to Selenix One Million Five Hundred Thousand Dollars ($1,500,000).

5.2           Milestone Payments. Within thirty (30) days following the first achievement of each of the following milestone events, Eton shall pay to Selenix the corresponding milestone payment:

Milestone Event	Milestone Payment
Eton, its Affiliate or Licensee filing an NDA for a Product with the FDA	One Million Five Hundred Thousand Dollars ($1,500,000)
Eton, its Affiliate or Licensee obtaining marketing approval for a Product from the FDA	One Million Dollars ($1,000,000)

5.3           Net Receipts Payments.

5.3.1           Net Receipts Payment Amounts.

(a)          Net Receipts Payment Consideration. Subject to the provisions in this Section 5.3.1 and Sections 5.3.2 and 7.3, Eton shall pay to Selenix, on a quarterly basis, an amount equal to fifty percent (50%) of Net Receipts of Products during the Payment Period (the “Net Receipts Payment Consideration”).

(b)          Credits. Eton will apply a credit equal to ten percent (10%) of Gross Sales and Net Licensing Revenue against the Net Receipts Payment Consideration owing to Selenix under Section 5.3.1(a); provided, however, for the purposes of the above credit calculation, the difference between Gross Sales and Net Sales shall not exceed twelve percent (12%). Additionally, if Eton or its Affiliate is required to pay royalties to any Third Party in order to make, have made, use, sell, offer to sale or import a Product, then Eton shall have the right to credit fifty percent (50%) of such Third Party royalty payments against the Net Receipts Payment Consideration owing to Selenix under Section 5.3.1(a).

(c)          Combination/Bundled Products. In the event that a Product is sold by Eton or its Affiliates in combination with one or more products which is itself not a Product, then Net Sales shall be calculated by multiplying the sales price of such combination sale by the fraction A/(A+B) where A is the fair market value of the Product(s) and B is the fair market value of the other product(s) in the combination sale, each as reasonably determined by Eton.

5.3.2           Reports and Net Receipts Payments. Within sixty (60) days after the end of each calendar quarter during the applicable Payment Period, Eton shall deliver to Selenix a report setting forth for such calendar quarter (a) the applicable Net Receipts Payment Consideration and (b) the applicable exchange rate as determined below. Eton shall remit the total payments due during such calendar quarter at the time such report is made. No such reports or payments shall be due for any Product before the First Commercial Sale of such Product. With respect to Net Receipts received in United States dollars, all amounts shall be expressed in United States dollars. With respect to Net Receipts received in a currency other than United States dollars, all amounts shall be expressed both in the currency in which the amount is invoiced (or received as applicable) and in the United States dollar equivalent. The United States dollar equivalent shall be calculated using the average of the exchange rate (local currency per US$1) published in The Wall Street Journal, Western Edition, under the heading “Currency Trading” on the last business day of each month during the applicable calendar quarter.

5.4           Payment Provisions.

5.4.1           Payment Terms. The Net Receipts Payment Consideration shown to have accrued by each report provided for under Section 5.3.2 shall be due on the date such report is due. Payment of Net Receipts Payment Consideration in whole or in part may be made in advance of such due date.

5.4.2           Withholding Taxes. Eton shall be entitled to deduct the amount of any withholding taxes, value-added taxes or other taxes, levies or charges with respect to such amounts, other than United States taxes, payable by Eton or its Affiliates, or any taxes required to be withheld by Eton or its Affiliates, to the extent Eton or its Affiliates pay to the appropriate governmental authority on behalf of Selenix such taxes, levies or charges. Eton shall use reasonable efforts to minimize any such taxes, levies or charges required to be withheld on behalf of Selenix by Eton or its Affiliates. Eton promptly shall deliver to Selenix proof of payment of all such taxes, levies and other charges, together with copies of all communications from or with such governmental authority with respect thereto.

5.5           Audits. Upon the written request of Selenix and not more than once in each calendar year, Eton shall permit an independent certified public accounting firm of nationally recognized standing selected by Selenix and reasonably acceptable to Eton, at Selenix’s expense, to have access during normal business hours to such of the financial records of Eton as may be reasonably necessary to verify the accuracy of the Net Receipts Payment Consideration reports hereunder for the eight (8) calendar quarters immediately prior to the date of such request (other than records for which Selenix has already conducted an audit under this Section). If such accounting firm concludes that additional amounts were owed during the audited period, Eton shall pay such additional amounts within thirty (30) days after the date Selenix delivers to Eton such accounting firm’s written report so concluding. The fees charged by such accounting firm shall be paid by Selenix; provided, however, if the audit discloses that the Net Receipts Payment Consideration payable by Eton for such period are more than one hundred ten percent (110%) of the Net Receipts Payment Consideration actually paid for such period, then Eton shall pay the reasonable fees and expenses charged by such accounting firm. Selenix shall cause its accounting firm to retain all financial information subject to review under this Section 5.5 in strict confidence; provided, however, that Eton shall have the right to require that such accounting firm, prior to conducting such audit, enter into an appropriate non-disclosure agreement with Eton regarding such financial information. The accounting firm shall disclose to Selenix only whether the reports are correct or not and the amount of any discrepancy. No other information shall be shared. Selenix shall treat all such financial information as Eton’s confidential information, and shall not disclose such financial information to any Third Party or use it for any purpose other than as specified in this Section 5.5.

5.6           Allocation of Consideration. The consideration for the Assets shall be allocated, if an allocation is required, by Eton within sixty (60) days following a determination that such allocation is required. After the Effective Date, Eton and Selenix shall make consistent use of any allocation required under Section 1060 of the Internal Revenue Code for all Tax purposes and in all filings, declarations and reports with the Internal Revenue Service or any other applicable taxing authority in respect thereof. In any and all actions, suits, proceedings, arbitration, or governmental or regulatory investigations or audits related to the determination of any Tax, neither Eton nor Selenix shall contend or represent that such allocation is not a correct allocation.

5.7           Survival. This Section 5 shall survive the expiration of this Agreement and shall only terminate upon the expiration of the Payment Period and all payment obligations.

6.          Selenix Covenants.

6.1           Transfer. Within thirty (30) days after the Effective Date, Selenix shall transfer to Eton all Assets (including any and all tangible embodiments thereof), including all items described on Exhibit B.

6.2           Further Assistance.

6.2.1           Selenix shall provide all cooperation reasonably requested by Eton in connection with any effort by Eton to establish, perfect, defend, or enforce its rights in or to the Assets. Such cooperation shall include (a) executing such further assignments, transfers, licenses, releases and consents, and (b) providing such data and information, consulting with Eton and executing and delivering all such further documents and instruments, in each case as requested by Eton regarding the Assets.

6.2.2           Selenix shall provide, and shall cause its employees, contractors and consultants to provide, all cooperation, technical assistance and support reasonably requested by Eton regarding (a) the exploitation of the Assets (including the research, development and production of any Product), and (b) applying for, obtaining and maintaining any and all approvals, licenses, registrations or authorizations necessary or desirable to test, market or commercialize the Assets (including any Product). Such cooperation shall include providing such data and information, consulting with Eton and executing and delivering all such further documents and instruments, in each case as requested by Eton regarding the Assets and shall not exceed a total of eighty (80) hours.

6.2.3           Eton shall own, and Selenix hereby assigns to Eton, all right, title and interest in and to all results and other work product resulting from the activities described in this Section 6.2, together with all intellectual property rights therein and thereto.

6.3           Non-Competition. Except as expressly agreed in writing by Eton, Selenix shall not, directly or indirectly, develop, seek to develop, make, have made, market, solicit orders for, offer for sale, sell, import, distribute or otherwise commercialize a Product or exploit the Technology.

7.          Indemnification.

7.1           Indemnification of Eton. Subject to the provisions of this Section 7, Selenix shall indemnify, defend and hold harmless Eton, its officers, directors, Affiliates, agents, stockholders and representatives (collectively, the “Eton Indemnitees”), from and against any and all loss, liability, damage and expense (including reasonable attorneys’ fees and costs) incurred as a result of any claim, demand, action or proceeding by any Third Party (collectively, “Losses”) incurred or suffered by an Eton Indemnitee to the extent arising out of:

7.1.1           any breach of the representations and warranties of Selenix set forth in this Agreement;

7.1.2           any breach of any covenant or agreement of Selenix set forth in this Agreement or in any certificate, instrument, or other document delivered pursuant to this Agreement; and

7.1.3           the ownership, operation or exploitation of the Assets prior to the Effective Date or any liability or obligation whatsoever of Selenix.

7.2           Indemnification of Selenix. Subject to the provisions of this Section 7, Eton shall indemnify and hold harmless Selenix, its officers, directors, agents and representatives (collectively, the “Selenix Indemnitees”), from and against any and all Losses incurred or suffered by a Selenix Indemnitee to the extent arising out of:

7.2.1           any breach of the representations and warranties of Eton set forth in this Agreement;

7.2.2           any breach of any covenant or agreement of Eton set forth in this Agreement or in any certificate, instrument, or other document delivered pursuant to this Agreement;

7.2.3           the ownership, operation or exploitation of the Assets after the Effective Date or the manufacture, use, or sale of any Product solely by Eton, its Licensees or their respective Affiliates or the use of any Product by their customers.

7.3           Offset. Eton may offset against the Net Receipts Payment Consideration or any other amounts due Selenix from Eton, any amounts owed to Eton for indemnification under Section 7.1. The exercise of such offset by Eton in good faith, whether or not ultimately determined to be justified, shall not constitute an event of default hereunder. Neither the exercise nor the failure to exercise, any such right of offset shall constitute an election of remedies or limit Eton in any manner in the enforcement of any other remedies that may be available to it.

7.4           Procedure. A party seeking indemnification (the “Indemnitee”) shall promptly notify the other party (the “Indemnifying Party”) in writing of a claim, demand, action or proceeding; provided that an Indemnitee’s failure to give such notice or delay in giving such notice shall not affect such Indemnitee’s right to indemnification under this Section 7 except to the extent that the Indemnifying Party has been prejudiced by such failure or delay. The Indemnifying Party shall have the right to control the defense of all indemnification claims hereunder. The Indemnitee shall have the right to participate at its own expense in the claim, demand, action or proceeding with counsel of its own choosing. The Indemnifying Party shall consult with the Indemnitee in good faith with respect to all non-privileged aspects of the defense strategy. The Indemnitee shall cooperate with the Indemnifying Party as reasonably requested, at the Indemnitee’s sole cost and expense. The Indemnifying Party shall not settle any claim, demand, action or proceeding with respect to which without the Indemnitee’s prior written consent, which consent shall not be unreasonably withheld.

8.          Confidentiality.

8.1           Confidential Information. During the term of this Agreement, and for a period of five (5) years following the expiration hereof, except as otherwise provided in this Section 8, Selenix shall maintain in confidence all data and information comprising the Assets (the “Confidential Information”), and shall not use, disclose or grant the use of the Confidential Information except on a need-to-know basis to those directors, officers, employees and contractors, to the extent such disclosure is reasonably necessary in connection with performing its obligations or exercising its rights under this Agreement. To the extent that disclosure is authorized by this Agreement, prior to disclosure, Selenix shall obtain agreement of any such Person to hold in confidence and not make use of the Confidential Information for any purpose other than those permitted by this Agreement. Selenix shall notify Eton promptly upon discovery of any unauthorized use or disclosure of the Confidential Information.

8.2           Terms of this Agreement. Except as otherwise provided in this Section 8, neither party shall disclose any terms or conditions of this Agreement to any Third Party without the prior consent of the other party. Notwithstanding the foregoing, prior to execution of this Agreement, the parties have agreed upon the substance of information that can be used to describe the terms of this transaction, and each party may disclose such information, as modified by mutual agreement in writing from time to time, without the other party’s consent.

8.3           Permitted Disclosures. The confidentiality obligations contained in this Section 8 shall not apply to the extent that (a) a party is required (i) in the reasonable opinion of such party’s legal counsel, to disclose information by applicable law, regulation, rule (including rule of a stock exchange or automated quotation system), order of a governmental agency or a court of competent jurisdiction or legal process, including tax authorities, or (ii) to disclose information to any governmental agency for purposes of obtaining approval to test or market a product, provided in either case that, to the extent practicable, such party shall provide written notice thereof to the other party and sufficient opportunity to object to any such disclosure or to request confidential treatment thereof; or (b) a party can demonstrate that (i) the information was or became public knowledge, other than as a result of actions of such party in violation hereof; or (ii) the information was disclosed to the Recipient on an unrestricted basis from a source unrelated to any party to this Agreement and not under a duty of confidentiality to the other party. Notwithstanding anything to the contrary herein, Eton may disclose the terms and conditions of this Agreement to any Person with whom Eton has, or is proposing to enter into, a business relationship, as long as such Person has entered into a confidentiality agreement with Eton.

8.4           Injunctive Relief. Each party acknowledges that it will be impossible to measure in money the damage to the other party if such party fails to comply with the obligations imposed by this Section 8, and that, in the event of any such failure, the other party may not have an adequate remedy at law or in damages. Accordingly, each party agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is an appropriate remedy for any such failure and shall not oppose the granting of such relief on the basis that the disclosing party has an adequate remedy at law. Each party agrees that it shall not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the other party seeking or obtaining such equitable relief.

9.          Term and Condition Precedent.

9.1           Term. The term of this Agreement shall continue until expiration of all payment obligations hereunder.

9.2           Effect of Expiration. Expiration of this Agreement shall be without prejudice to any rights which shall have accrued to the benefit of any party prior to such expiration. Without limiting the foregoing, Sections 1, 2.3, 3, 4, 5, 6.2, 6.3, 8, 9.2, and 10 shall survive any expiration of this Agreement.

9.3           Condition Precedent. Notwithstanding anything to the contrary herein, the effectiveness of this Agreement is conditioned upon Eton having received net proceeds of the sale of its equity securities to Third Parties of not less than ten million dollars ($10,000,000.00) in cash, whether individually or in the aggregate, within ninety (90) days after the Effective Date. If Eton fails to satisfy such condition precedent, then this Agreement shall be null and void ab initio.

10.         Miscellaneous.

10.1         Assignment. Neither party shall assign its rights or obligations under this Agreement without the prior written consent of the other party; provided, however, that a party may, without such consent, assign this Agreement and its rights and obligations hereunder (a) to any Affiliate, or (b) in connection with the transfer or sale of all or substantially all of its business to which this Agreement relates, or in the event of its merger, consolidation, change in control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment in violation of this Section 10.1 shall be void.

10.2         Severability. Any provision of this Agreement which is illegal, invalid or unenforceable shall be ineffective to the extent of such illegality, invalidity or unenforceability, without affecting in any way the remaining provisions hereof.

10.3         Governing Law; Exclusive Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law principles thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any federal court located in the Southern District of the State of California or state court in San Diego, California having jurisdiction, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

10.4         Entire Agreement; Amendment. This Agreement, together with the Exhibit hereto, and each additional document, instrument or other agreement to be executed and delivered pursuant hereto constitute all of the agreements of the parties with respect to, and supersede all prior agreements and understandings relating to the subject matter of, this Agreement or the transactions contemplated by this Agreement. This Agreement may not be modified or amended except by a written instrument specifically referring to this Agreement signed by the parties hereto.

10.5         Waiver. No waiver by one party of the other party’s obligations, or of any breach or default hereunder by any other party, shall be valid or effective, unless such waiver is set forth in writing and is signed by the party giving such waiver; and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature or any other breach or default by such other party.

10.6         Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by a party to the other party shall be in writing, delivered by any lawful means to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and (except as otherwise provided in this Agreement) shall be effective upon receipt by the addressee.

If to Selenix:                        Selenix, LL
1640 Roanoke Blvd.
Salem, Virginia 24153
Attention: Bob Patane, President

If to Eton:                             Eton Pharmaceuticals, Inc.
12264 El Camino Real, Suite 350
San Diego, California 92130
Attention: Chief Executive Officer

10.7         Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

***SIGNATURE PAGE FOLLOWS***

SIGNATURE PAGE

IN WITNESS WHEREOF, each party has caused a duly authorized representative to execute this Agreement as of the Effective Date.

SELENIX		ETON

Selenix, LLC		Eton Pharmaceuticals, Inc.

/s/ Bob Patane		/s/ Sean Brynjelsen
By: Bob Patane		By: Sean Brynjelsen
Its: President		Its: Chief Executive Officer

Date:	6-23-2017	Date:	6-23-2017

 [Signature Page to Asset Purchase Agreement]

EXHIBIT A

Contracts

EXHIBIT B

Certain Assets To Be Transferred